EXECUTION VERSION

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT 06902

March 20, 2023

Vincent K. McMahon Executive Chairman

World Wrestling Entertainment, Inc. 1241 East Main Street

Stamford, CT 06902

Re:Reimbursement of Investigation Expenses

Dear Vince:

This letter sets forth the terms of certain agreements between you and World Wrestling Entertainment, Inc., a Delaware corporation (the "Company"), subject to your acceptance of the terms and execution of this letter agreement (the "Agreement").

1. Reimbursement of Costs Incurred by the Company. You hereby agree to make a payment to the Company in the amount of $17,405,000, to reimburse the Company for the costs that have been incurred and paid by the Company and/or its subsidiaries, through January 31, 2023, in connection with and/or arising from the Covered Matters, as set forth in reasonable detail in a schedule to be provided to you by the Company. Such payment shall be made in cash in immediately available funds by check or wire transfer to the Company's Account within sixty (60) days after the date of this Agreement.

2. Future Costs. To the extent there are additional costs incurred by the Company and/or its subsidiaries subsequent to January 31, 2023 (or that have been incurred by the Company and/or its subsidiaries and not yet paid as of January 31, 2023), in connection with and/or arising from the Covered Matters, you agree to review such costs in good faith and to reimburse the Company for such additional costs if no good faith basis exists to dispute such costs.

3. The Company's Release as to You. The Company, including but not limited to its Affiliates to the extent acting by or at its direction, hereby unconditionally, irrevocably, fully and forever waives, releases and discharges you from any and all claims, demands, damages, actions and causes of action, of every nature, whether based upon tort, contract, misrepresentation, breach of fiduciary duty, aiding and abetting, or any other theory of liability or recovery, to the extent based on or seeking to recover (i) the costs described in Section 1 above in the total amount of

$17,405,000 that have been incurred and paid by the Company and/or its subsidiaries through January 31, 2023, and (ii) any costs not included in Section 1 above that are accrued or paid after January 31, 2023, and for which you reimburse the Company.

4. Release by You as to the Company. You, on your own behalf and on behalf of all others who may have or purport to have the right to assert claims on your behalf, including but not limited to your Affiliates to the extent acting by or at your direction (collectively, the "Releasing Parties"), hereby unconditionally, irrevocably, fully and forever waive, release and discharge the Company and each of its current and former directors, officers and advisors, consultants, lawyers and other similar service providers to the Company and/or its current or former officers and directors (together with their respective heirs, successors and assigns, the "Released Parties") from any and all claims, demands, damages (actual, statutory, and punitive), debts, disputes, liabilities, accounts, obligations, costs, expenses, actions and causes of action, of every nature, whether based upon tort, contract, misrepresentation, breach of fiduciary duty, aiding and abetting, or any other theory of liability or recovery, whether at law or in equity, whether under municipal, state, or federal law or any other rule, regulation or authority, whether known or unknown, suspected or unsuspected, contingent or fixed, liquidated or unliquidated, direct or derivative, which you or any of the other Releasing Parties have, own or hold or ever had, owned or held against the Released Parties, by reason of any facts, circumstances, events or transactions occurring on or before the date of this Agreement relating to or arising out of the Covered Matters or the review and consideration of the Demand) (the "Released Claims"); provided, however, that "Released Claims" shall not include any claim, action, suit or proceeding (i) with respect to any of your rights to exculpation, indemnification, advancement, contribution, or insurance to the extent not connected with or arising from the Covered Matters, and (ii) with respect to your right to enforce the Company's performance of its obligations under this Agreement. By executing this Agreement, you, on your own behalf and on behalf of the other Releasing Parties, waive and relinquish any and all rights and benefits afforded by any law of any state or territory of the United States, or principle of common law, which are similar, comparable, or equivalent to Section 1542 of the Civil Code of the State of California with respect to the Released Parties and the Released Claims. You, on your own behalf and on behalf of the other Releasing Parties, acknowledge, agree and understand that with respect to any Released Claims (a) the facts upon which the releases made in this Agreement are given may tum out to be other than or different from the facts now known or believed by you to be true, and (b) accept and assume the risk of such facts turning out to be different and acknowledge that this Agreement shall be and remain in all respects effective and not subject to termination or rescission for any such difference in facts. You, on your behalf and on behalf of the Released Parties, understand and agree that this Agreement extends to Released Claims of every nature and kind, known or unknown, suspected or unsuspected, and all rights under Section 1542 of the California Civil Code and the rights and benefits thereunder are hereby expressly relinquished and waived with respect to Released Claims. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HISOR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You further acknowledge that you have consulted or have had the opportunity to consult with an attorney, that you understand the breadth of this waiver, and that you knowingly and voluntarily consent to it.

5. Representations & Warranties.

(a) You hereby represent and warrant to the Company that:

(i) you have the legal capacity, power and authority to enter into this Agreement and to perform your obligations hereunder;

(ii) this Agreement has been duly and validly executed and delivered by you and constitutes your valid and binding agreement, enforceable against you in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally;

(iii) the execution and delivery of this Agreement by you, and the performance by you of your obligations hereunder, does not and will not violate any instrument, agreement, judgment, decree, order, statute, rule, or governmental regulation applicable to you or to which you are a party or by which you or any of your properties or other assets is bound; and

(iv) your payment of the amount set forth in Paragraph 1, any future payments made pursuant to Paragraph 2, and all actions taken in connection therewith, will be made or taken in compliance with all applicable law, rules and regulations.

(b) Representations & Warranties. The Company hereby represents and warrants to you that:

(i) it has the legal capacity, power and authority to enter into this Agreement and to perform its obligations hereunder;

(ii) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding agreement of it, enforceable against it in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally; and

(iii) the execution and delivery of this Agreement by it, and the performance by it of its obligations hereunder, does not and will not violate any instrument, agreement, judgment, decree, order, statute, rule, or governmental regulation applicable to it or to which it is a party or by which it or any of its properties or other assets is bound.

6. Cooperation. You agree to reasonably cooperate with the Company and its counsel as well as counsel to the Board or any committee of the Board, if different, with respect to any (i) internal investigation, including any investigation being conducted by or on behalf of the Board or a committee of the Board, (ii) administrative, regulatory or judicial proceedings involving the Company, and (iii) matters within the scope of your duties and responsibilities to the Company or its Affiliates during your employment with the Company. For the avoidance of doubt, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity or otherwise limits or restricts your right to communicate directly with, cooperate with, or provide information to any governmental agency or entity.

7. Governing Law. This Agreement, and the matters and other transactions contemplated by this Agreement, arising hereunder or otherwise related hereto, shall be construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles.

8. Exclusive Jurisdiction. Each of the parties hereto (i) agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought only to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction, the state or federal courts in the State of Delaware; (ii) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably agrees not to commence any litigation relating thereto except in the court identified in accordance with clause (i) hereof and further waives any objection to the laying of venue of any such litigation in such court; and (iii) agrees not to plead or claim in such court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees that, after a legal dispute is before a court as specified in this section, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim, or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action, or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Each of the parties hereto agrees that a final judgment in any action, suit, or proceeding described in this subsection after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. Each of the parties hereto hereby knowingly, voluntarily and intentionally waives all rights to trial by jury in any action or proceeding instituted by or against such party which pertains directly or indirectly to this Agreement.

9. Termination; Amendments and Waivers; Third-Party Beneficiaries. This Agreement may only be terminated pursuant to a written instrument signed by you and the Company. This Agreement may not be amended, modified or supplemented, and no provision hereof may be waived, except pursuant to a written instrument signed by you and the Company. Notwithstanding anything to the contrary herein, any termination by the Company of this Agreement, and the authorization by the Company of any amendment, modification, supplement or waiver of this Agreement, must be approved by the Special Litigation Committee of independent members of the Board established on February 17, 2023. Except for the Released Parties, who shall be express third-party beneficiaries under Sections 3 and 4 hereof, this Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto.

10. Notices. All notices, requests, demands, and other communications required or given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) personally, (ii) on the day of transmission if sent by electronic mail and the sender does not receive a "bounceback" or similar automated response indicating that the electronic mail was not delivered, (iii) at the time of receipt if given by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) business days after the date such notice is deposited in the United States mail. All such notices, requests, demands, and other communications shall be sent: (a) to you at 14 Hurlingham Drive, Greenwich, CT 06831, email: cobvkm@outlook.com (with a copy to T. Brad Davey, Potter Anderson & Corroon LLP, 1313 N. Market Street, 6th Floor, Wilmington DE, 19801, email: bdavey@potteranderson.com), and (b) to the Company at World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Maurice Edelson, General Counsel, email: maurice.edelson@wwecorp.com, or to such other address as you or the Company may provide the other from time to time in accordance herewith.

11. Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

"Account' means any bank account of the Company that the Company shall have designated to you by furnishing wire transfer instructions for purposes of any payments made by you hereunder.

"Affiliate" shall mean, with respect to any specified person or entity, any other person or entity who or which, directly or indirectly, controls, is controlled by, or is under common control with such person or entity.

"Board' means the Board of Directors of the Company.

"Covered Matters" means the facts, circumstances and issues relating to or arising out of any of (i) the investigation by the Special Committee of independent members of the Board, created on or about June 15, 2022 (ii) the accounting errors described in the Company's Form 10- K/A and Form 10-Q/A filed August 16, 2022, including the payments referred to as "unrecorded expenses" and the agreements pursuant to which such payments were made, (iii) the Demand, (iv) allegations against you regarding sexual harassment, assault or discrimination, and (v) investigations by governmental agencies concerning the investigation by the Special Committee referenced in (i) of this definition of "Covered Matters" and/or the accounting errors referenced in

(ii) of this definition of "Covered Matters."

"Demand' means the demand letter dated July 25, 2022 delivered to the Company on behalf of a putative stockholder of the Company.

***

If the foregoing is acceptable to you, please sign and date this Agreement in the space provided below and return it to the Company.

Very truly yours,

WORLD WRESTLING
ENTERTAINMENT, INC.

	By:	/s/ FRANK A. RIDDICK III
Name: Frank A. Riddick III
Title: President and CFO
Date: March 20, 2023

Acknowledged and agreed:
/s/ VINCENT K. MCMAHON Name: Vincent K. McMahon Date: March 20, 2023